Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Mercury Systems, Inc.:

We consent to the use of our report dated August 18, 2020, with respect to the consolidated balance sheets of Mercury Systems, Inc. and subsidiaries (the Company) as of July 3, 2020 and June 30, 2019, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended July 3, 2020, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of July 3, 2020, which report appears in the July 3, 2020 annual report on Form 10-K and is incorporated herein by reference.
Our report dated August 18, 2020 on the effectiveness of internal control over financial reporting as of July 3, 2020 contains an explanatory paragraph that states that the Company acquired American Panel Corporation (“APC”) during fiscal year 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of July 3, 2020, APC’s internal control over financial reporting associated with 7 percent of total consolidated assets (of which 5 percent represented goodwill and intangible assets included within the scope of the assessment) and 3 percent of total consolidated revenues included in the consolidated financial statements of the Company as of and for the fiscal year ended July 3, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of APC.
/s/ KPMG LLP
Boston, Massachusetts
November 11, 2020